Exhibit 99.1

Kaya Holdings (OTCQB:KAYS) Closes Additional Round of Non-Dilutive Bridge Financing Targeted to Complete The Sacred Mushroom™ Psilocybin Treatment Center

KAYS’ Oregon Based Psilocybin Treatment Center is on track to be the first of its kind operated by a U.S. Public Company

FT. LAUDERDALE, FL /October 18, 2023 / Kaya Holdings, Inc., ("KAYS" or the "Company") (OTCQB:KAYS) announced today that it has closed an additional round of bridge financing targeted to complete KAYS’ planned psilocybin treatment center in Portland, Oregon. The facility will operate under the name “The Sacred Mushroom™.

Total funds received from our bridge financing since the first installment was received in June 2023, are $600,000, with no commissions or fees associated with the financing. The funds are not convertible into KAYS stock. $100K of the funds are in the form of short-term financing with repayment due March 15, 2023, and $500K is due to be repaid from 10% of KAYS’ revenues quarterly, with any unpaid balance due June 30, 2025.

View from The Sacred Mushroom™ - Mount Hood can be seen

above the Portland, Oregon skyline from our 7th floor facility.

We believe that KAYS is presently the only U.S. public company engaged in securing an Oregon Health Authority (“OHA”) license to open a psilocybin treatment center, aiming to create a setting that is unmatched by any other facility and providing access to relief from treatment resistant mental health conditions, including depression, anxiety, additions, and eating disorders.

Approximately every 40 seconds someone in the world commits suicide.

Psilocybin may soon be available as a mainstream medical treatment for treatment resistant depression (TRD) and other mental health diseases, potentially providing a new lease on life for millions worldwide for whom current medications do not work.

Our Treatment Model

A recently published report on psilocybin treatment prices in Oregon showed that Initial prices for one facility range from $300 for a group micro dose session to $3,500 for an individual high-dose session, with another facility pricing first-time full dose treatments at $15,000 (these prices do not include the cost of the psilocybin, which can run from $300 to $500).

KAYS expects its planned model facility to offer a superior setting, broader activity and treatment options, integrated cultivation and processing, and accessible pricing, thereby enabling us to deliver a superior treatment experience at a much lower price than the competition, while still achieving profitability.

The Sacred Mushroom™ has approximately 11,000 sq ft. and will provide visitors with access to our microdosing café, private treatment rooms and group session areas, and activity zones with yoga, listening stations, journaling chairs, and art expression for distinctive, effective, and positive psilocybin treatments.

Timeline

KAYS expects to complete its initial license application within the next 30 days, and subject to OHA approval, intends to bring the facility online within 90 days. KAYS plans to operate The Sacred Mushroom™ as part of its Fifth Dimension Therapeutics, Inc. subsidiary (“FDT”), which also plans to work cooperatively with select pharmaceutical companies to maximize the curative potential of psilocybin.

KAYS SHAREHOLDERS AND OTHER INTERESTED PARTIES - PLEASE UPDATE YOUR CONTACT INFORMATION

We routinely receive calls and emails from shareholders asking us questions about KAYS, so we are asking all KAYS shareholders to email us and confirm their contact info. Please email info@kayaholdings.com with "KAYS shareholder update" in the subject line and include your name, address, phone number and number of shares you own so that we may make sure you receive all updates and can respond to any shareholder inquiries. If you would like to speak to someone at the Company, please call ore text 954-480-3960 and someone will get right back to you.

About Kaya Holdings, Inc. (www.kayaholdings.com)

Kaya Holdings, Inc is a “mind care” company with operations in medical/recreational cannabis and pending operations in the emerging psilocybin sector. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the over-the-counter market under the symbol KAYS.

In 2014 KAYS became the first US public company to own and operate a medical cannabis dispensary (in Portland, Oregon). The Company still operates the original Kaya Shack™ cannabis dispensary while seeking to shift our cannabis operations to serve the European Union. KAYS has interests in three medical cannabis licenses (2 in Greece, 1 in Israel) to advance this effort.

Resuming its role as innovator and trend setter, the Company is again breaking ground in the United States with the planned introduction of psilocybin treatment centers through our majority owned subsidiary, Fifth Dimension Therapeutics, Inc. (“FDT”).

KAYS subsidiaries include:

Fifth Dimension Therapeutics, Inc. serves as the Company's operating branch in the psychedelic treatment sector, including operation of mushroom cultivation facilities and The Scared Mushroom™ treatment centers.

Marijuana Holdings Americas, Inc. owns the Kaya Shack™ brand of licensed medical and recreational marijuana stores (www.kayashack.com) and the Kaya Farms™ brand of cannabis production and processing operations in the United States.

Kaya Brands International, Inc., serves as the vehicle for the Company's non-U.S. operations including cultivation activities under development in Greece and Israel.

Kaya Brands USA, Inc. owns a wide range of proprietary brands of cannabis extracts, oils, pre-rolls, topicals, edibles and beverages, cannaceuticals and related accessories.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to psychedelics and cannabis. Potential investors and shareholders are cautioned that KAYS and subsidiaries including FDT will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value. Additionally, the launch of The Sacred Mushroom™ Psilocybin Treatment Center is dependent, among other matters, on final Oregon Health Authority (“OHA”) licensing and receipt of final financing from our investors.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.